UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 29, 2009

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about August 10, 2009.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7 and 8 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JULY 24, 2009

1. Comments in your recent 8-K, with questions and answers pertaining to the first quarter, sounded fairly positive regarding sequential freight trends and future optimism for the second half of the year. Could you comment on where the disconnect may have been between those comments and your EPS guidance which sounded as if anticipated results were weaker than your internal projections?

It probably wouldn’t surprise you that we don’t see any fundamental disconnect between what was written in the most recent 8-K (23 June 2009) and our pre-announcement for second quarter 2009 results. It is true that, as a general rule, we are not in the habit of giving earnings guidance. Thankfully there also have not been a lot of historical instances where it was necessary to do so. In those very rare instances where we did pre-announce and give earnings guidance, we did so only when a review of preliminary numbers could reasonably estimate quarterly results and they indicated we would fall outside of Wall Street analysts’ published range of estimates. When a pre-announcement was made, we have also emphasized in a subsequent 8-K filing that earnings guidance, when provided, would be done separately and not done as part of one of our routine 8-K filings.

That said, let us address what we wrote in the 8-K in context of your inference that you didn’t think it was sufficiently clear, to the point of creating a disconnect. While things have definitely been more difficult in 2009 than in 2008 (and continue to be), recent activity indicated that we weren’t seeing a further deterioration in the year-over-year volume comparisons that we had seen throughout most of the first half of 2009. We believe the volume statistics in the most recent 8-K (see the response to Question 5 in our 8-K published on 23 June 2009) clearly speak for themselves. Put more simply, based on the information available when we published the last 8-K, things didn’t look any better on a year-over-year comparison basis, but from a trend-line perspective, we didn’t seem to think that things were getting any worse either. If you were to look at the above-referenced 8-K response, you’ll note that the percentage decreases in the May 2009 year-over-year volumes for both air and ocean freight were less than the declines noted in April. Air tonnage was down 27% in May as compared with 32% in April and ocean container volume was down 23% in May compared with 25% in April. This trend was further played out in June. Year-over-year airfreight tonnage declines were down 20%, which was considerably better than the 27% decline experienced in May and a marked improvement on the 32% noted in April. Year-over-year ocean container volume declined 22% in June.

The “future optimism,” which were your words, not ours, may have been predicated upon and we thought appropriately couched as such, rumors concerning some steamships being returned to the rotation. That is something that in and of itself, even if it were a mass re-deployment, which even according to rumor it was not, would not show up until well into the following quarter, being in the future as it were. We would again refer you to the trend of year-over-year volumes in our last 8-K.

Our aggregate visibility as to what goes on with respect to day-to-day volume changes can take several weeks to crystallize. We don’t have final volume figures that we place reliability on until at least the 10th of the following month. For years, we have published a statement in the Management’s Discussion and Analysis (MD&A) section of our 10-K and 10-Q’s that says:

“A significant portion of the Company’s revenues are derived from customers in retail industries whose shipping patterns are tied closely to consumer demand, and from customers in industries whose shipping patterns are dependent upon just-in-time production schedules. Therefore, the timing of the Company’s revenues are, to a large degree, impacted by factors out of the Company’s control, such as a sudden change in consumer demand for retail goods and/or manufacturing production delays. Additionally, many customers ship a significant portion of their goods at or near the end of a quarter, and therefore, the Company may not learn of a shortfall in revenues until late in a quarter. To the extent that a shortfall in revenues or earnings was not expected by securities analysts, any such shortfall from levels predicted by securities analysts could have an immediate and adverse effect on the trading price of the Company’s stock.”

We could expound upon this further, but then what would be the point. We think the above excerpt from our MD&A is pretty self-explanatory.

2. We understand how important the last two weeks of June are to the second quarter. Would you please comment what percentage of your volumes typically fall within those two weeks for the quarter? Also, what was your experience with demand during that two week period this year?

June is typically the largest month of the second quarter... and was so in this most recent quarter. While the relative percentage of business can vary among different years, June is always a substantial part of the entire quarter. Because of the quarterly reporting cycles of many companies, the last two weeks of June are typically much stronger than the first half of June. Despite what appeared to be a strong start, there simply wasn’t enough freight in the last two weeks of June, even though June 2009 showed the lowest year-over-year decline in airfreight volume during 2009 (20%). While that was good news, June 2009’s ocean freight’s year-over-year decline, while better than May, was still off 23% as compared with June of 2008. April being a hangover month, following what is typically a March quarter-end push, is not unusual; in fact we expect April to be a slower month than March. As we progressed into May, things would typically pick up, and they did somewhat, enough to give some hope that things were trending upward, albeit very gently upward. However, the simple answer is that “gently upward”, while up, didn’t bring us to the freight volumes (and profit level) we had wanted.

3. Regarding the earnings guidance, where is the most pressure coming from in your business? Would you please comment on each of the current trends within the following; net revenue margins in airfreight, ocean freight, pricing pressure/competition, and freight volume in air and ocean freight?

Net revenue margins (yields) in airfreight are higher than a year ago, but somewhat lower than in the first quarter of 2009. The same holds true for ocean freight net revenue margins. Pricing pressure from some competitors is certainly there, but it is there based on pressure brought to bear by customers… and it is expected to continue. We’ve always had price competition to one degree or another and the fact that it is a little more keen at this point in time is to be expected. In our opinion, those competitors focusing solely on obtaining new business for increased cash flow without any profit orientation, or even for a pseudo-profit orientation model like EBITDA, are creating for themselves an unsustainable long-term model that will eventually impact customer service if not long-term financial viability.

4. Recently management commented that there have been a record number of RFQ’s the company has received recently. Is Expeditors bidding on and winning many of these RFQ’s? Or are many of them simply looking for the lowest price, which Expeditors is unwilling to accept because it would not be profitable business?

Yes to all of these questions in varying degrees. In this market, most customers are even more cost conscious than normal, and they are normally very cost-conscious. As we have often written, price is always a concern and while we don’t like to compete solely on price, we have sufficient influence with both ocean and air carriers that we are capable of being as competitive as we need to be successful in global market bids that we see as strategic. We have won many bids through aggressive pricing, but we don’t focus on doing things “for the practice” (i.e. paying someone to move their freight). So many companies can fall victim to focusing on building short-term cash flow at the expense of profitability. Their thinking is that if they can just tread water long enough, eventually the tide will come in and float all their troubles away with them in an inner tube. We’ve always eschewed this philosophy, preferring to create our own power that will allow us to set our own course and follow our own destiny. Accordingly, while we’re willing to tender aggressive responses to pricing situations that strengthen our brand, that doesn’t mean that we’re going to dive off a 10-foot high diving board into a 12-foot deep pool filled with only 2 feet of water just for the privilege of coming in first in a diving competition where no one actually survives for the long term.

5. While we are aware there are many dynamics that go into net revenue margins, would you please explain how it might be possible for you to hold net revenue margins, or see only modest declines from current levels during an economic recovery? Said another way, we understand typically when the economy expands, freight volume rises, but because of tight capacity, Expeditors’ net revenue margins are squeezed, what structurally could happen to offset this historical relationship?

We’re not sure that there is anything right now, structural or otherwise, that would make us immune to the ebbs and flows of supply and demand in the market place. Not to be flippant at all, but we’re pretty certain that we’d welcome any challenge that increased freight volumes in an expanding economy might bring to us right now.

You are correct. Net revenue margins (or yields as we refer to them) are multi-dimensional. Focusing on keeping yields constant, however, in our humble opinion, isn’t the greatest focus we should have on managing our business. Better that we keep our profitability per kilo or net revenue per TEU as intact as possible, even at the expense of shrinking yields. We’ve covered this before in this 8-K forum. As volume increases, carriers raise their rates. While we attempt to negotiate yields, they typically shrink somewhat. At this stage, we think a little illustrative math will help us make our point. From an airfreight perspective, let’s assume that we have an average sell rate of $1.00 per kilo on a given lane. For the $1.00 per kilo, we have to pay $.84 to the carrier, for a yield of $.16, or 16% on a $1.00 sell rate. Let’s pretend that volume picks up and space tightens and the airlines raise their rates by 15%. Our $.84 cost per kilo becomes $.97, a difference of $0.13. We, in turn, raise our rates to $1.13, still maintaining our profit per kilo of $.16/kilo. However, now that $.16 per kilo profit is only a 14% yield. At the end of the day, having a lower margin but maintaining our profit per kilo is just fine for us.

6. We understand you are well positioned in intra-China and recently the China stimulus appears to be elevating GDP forecasts in that region. Would you please discuss what kind of freight activity Expeditors is seeing in intra-China? What percentage of total net revenue is derived from intra-China?

We are seeing some strengthening in domestic activity within China. However, domestic China business is not the biggest part of what we do in China. We are much more focused on the international part of the business. Domestic freight in China is an area which we are focused on expanding, much along the lines of what we did in the United States. At this time, there isn’t so much Intra-China business that we’d be required to disclose it separately and, accordingly, we see no reason to do so.

7. At an investor conference in mid-May and reflected in your June 23rd 8-K responses, Expeditors sounded cautiously optimistic that the volume environment had generally stabilized in the quarter - the downside pre-report on July 10th would suggest otherwise. Was the environment in June far worse compared to April and May or has the company begun to experience a larger degree of negative operating leverage at current weak volume levels?

At mid-May, we would not have known much about the quarter other than what happened in April. We would also point out that any cautious optimism that was observed would have been based on our long-term view of our potential coming out of these challenging times, not what we expect to happen, or not happen as it were, during the next sixty days. We are by nature contrarian. We have always invested during economic slowdowns. We’ve always come out of slow times strongly. We expect to come out of this current situation stronger and positioned than we were when it began. We’ve responded that April results are not always a good proxy for the quarter ahead. We have had Aprils which were a fantastic month, only to have May and June be somewhat lackluster... this hasn’t happened often, but it has happened. We’ve had Aprils that were not strong at all and May and June have been extremely strong.

If we sounded cautiously optimistic it is because we like what we see with respect to new customers and new opportunities with existing customers. We would also point out that any cautious optimism which may have been perceived would have been based on a view of our long term, versus our short-term potential. It certainly was not focused on what we might have expected to happen, or to not happen as it were, during the next sixty days. We are by nature contrarian. We have always invested in our people and in our network and in our systems during economic slowdowns. Historically, as slowdowns gradually turned around, we have found ourselves in a stronger and better position than we had been previously. We feel very good about our ability to respond to the market opportunities that we believe will occur when this market turns... and we do believe it will turn... and we intend to be ready. As we emphasized in our pre-announcement, “We feel very confident about how we are currently positioned. We have strong cash flow and a great cash position which allows us to maintain our investments in our core assets, our people and our customers.”

8. Would Expeditors reconsider trimming its headcount if volumes failed to show signs of life before year end?

The “trimming” of headcount at Expeditors is an ongoing part of how we manage our business... and has always been so. The mantra “be slow to hire and quick to fire” has been a core principle of how this business has functioned since its inception. The difference in our internal philosophy and what might be expected from external people is in its real meaning and application. Our application refers to developing people. We try to be very deliberate in whom we hire and when we hire. We recognize that this business, and our Company, is not for everyone. When we have hired someone and we see that they are not catching on or are not embracing our culture as they should, then we try to move very quickly to “trim” as you put it, those individuals from our ranks. However, once someone has come to Expeditors, has proven themselves, has embraced the culture to the point that they see the value and become a disciple, as it were, who helps others recognize that value through their example, they become part of the Expeditors’ family.

We think it important to re-iterate, again, for the benefit of our employees, our customers, our shareholders and any potential investors, that Expeditors has never been managed on a short-term month-to-month or quarter-to-quarter basis. We believe long-term shareholder value is created by making sustainable, long-term decisions, not by a vacillating series of short-term quarterly direction changes. We don’t believe that an Expeditors employee who has proven themselves through a long term career of bringing value to Expeditors, to our customers and to our shareholders should lose their job during a short term economic down-turn solely for Expeditors to obtain short-term profitability goals that may in fact be detrimental to creating long-term value for our shareholders, and for our customers. This is particularly true when we are generating healthy profits and enjoy strong cash flow and while remaining debt-free. We’ve always run comparatively lean. We’ve always been in good financial condition. Our trimming people from Expeditors would probably be more difficult than it may have been for some other companies. When you don’t have a lot of extra fat to deal with in the first place, any cutting goes right to the muscle and the bone. That weakens, not strengthens, our Company and our customer service capabilities. Ultimately that will weaken our reputation with our customers. It is the way we meet the needs of our customers that drives our profitability and long-term shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

July 29, 2009	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

July 29, 2009	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer